Exhibit 10.3

Certain information identified by bracketed asterisks ([* * *]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AND

SUPPLY AGREEMENT

This Exclusive License and Supply Agreement (“Agreement”) is made and entered into as of January 23, 2019 (“Effective Date”), between ETON PHARMACEUTICALS, INC., a Delaware corporation (“ETON”), with a place of business at 21925 Field Parkway, Suite 235, Deer Park, IL 60010, LIQMEDS WORLDWIDE LIMITED, a private company limited by shares, registered in England and Wales (“LMW”), with a place of business at 65 Delamere Road, Hayes, Middlesex, United Kingdom, UB4 0NN, and LM MANUFACTURING, LTD. (“LM”), each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, LMW has developed a proprietary solution designated as [* * *] (the “Product”);

WHEREAS, ETON is engaged in the business of licensing, developing, marketing, distributing and selling pharmaceutical drug products;

WHEREAS, LM is engaged in the business of manufacturing the Product;

WHEREAS, the Parties desire to enter into a license and supply agreement for the development, manufacture and marketing of the Product within the Territory (as defined below) subject to the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree to the following terms and conditions:

AGREEMENT

1.	Definitions.

“Accounting Standards” shall mean, with respect to a Person, the current applicable Generally Accepted Accounting Principles (GAAP) in the United States of America consistently applied by such a Person.

“Affiliate” means with respect to any Party, any party controlling, controlled by or under common control with any such Party. For purposes hereof, “control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

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“ANDA” means an Abbreviated New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

“API” means the active pharmaceutical ingredient in unfinished form.

“Applicable Law” means as to any person or entity, any treaty, constitution, statute, ordinance, law, rule or regulation, guidance issued by a governmental or regulatory authority, or order or other determination of an arbitrator or a court or other governmental or regulatory authority, in each case applicable to or binding upon such person or entity or any of its property or to which such person or entity or any of its property is subject (including, without limitation, the U.S. Act and cGMPs).

“Calendar Quarter” means the three-month period beginning on January 1, April 1, July 1, and October 1 of each calendar year.

“cGMP” generally means current Good Manufacturing Practices in the Territory. With respect specifically to the Registration (NDA or ANDA), cGMP means the current Good Manufacturing Practices as established by FDA as the same may be amended from time to time.

“CMO” means the acronym, Contract Manufacturing Organization, a third-party contract manufacturer. The initial CMO is LM Manufacturing, Ltd. (“LM”).

“Commercial Launch” means the first shipment of the Product in commercial quantities for commercial sale to a third party in the Territory after receipt of all applicable regulatory approvals therefor.

“Components” means raw materials for use in manufacturing of the API and/or the Product.

“FDA” means the United States Food and Drug Administration and its successors.

“NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

“Insignia” means trademarks, trade names, logos, symbols, badges, labels, decorative designs, packaging designs or similar trade dress.

“LMW/LM Background Intellectual Property” shall mean any and all patents and trademarks, patent and trademark applications or other patent and trademark rights, copyrights, inventions, know-how, trade secrets, proprietary knowledge, data, and other information owned, licensed to or controlled by LMW or LM relating to the Product, including but not limited to use, manufacture, and packaging thereof.

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“Net Profit” shall mean Net Sales less (i) ETON’s Transfer Price paid for the Product, (ii) the cost of any customs duties, tariffs, freight, recall fees, patient assistance/copay programs and insurance for shipment of the Product, (iii) supply marketing and management fee (“SMM Fee”) in connection therewith billed to a Third Party by ETON or any of its Affiliates or sublicensees and before income taxes, (iv) LMW’s share of the Regulatory Fees for the Product, and (v) any customer penalties due to a Force Majeure event. Net Profits shall be calculated in accordance with U.S. generally accepted accounting principles.

“Net Sales” shall mean, with respect to any Calendar Quarter, the actual total gross sales of the Product (number of units times the invoice price per unit) by ETON or its Affiliates in the Territory to Third Party customers (including hospital sales, mail orders, retail sales, and sales to governmental entities, wholesalers, and medical institutions) less the following deductions: (i) cash or prompt payment discounts, credits or allowances actually granted upon claims, damaged goods, rejections or returns of the Product; (ii) services fees, distribution fees or commissions payable to Third Party customers; (iii) Freight, postage shipping and insurance charges for the delivery of the Product to Third Party customers if separately stated on the invoice; (iv) taxes (excluding income taxes) or duties levied on, absorbed or otherwise imposed on the sale of the Product; (v) adjustments on account of price adjustments or one-time per customer stocking allowances; (vi) chargebacks resulting from resales by wholesalers and distributors to other Third Parties; (vii) rebates, promotional allowances, administrative fee agreements and similar buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Medicaid or Medicare or similar type programs, professional allowances, trade spend and payments to public or private third party payers; and (viii) other programs of monetary value usual or customary in the pharmaceutical industry in the Territory provided to customers and (ix) any invoiced amounts which are not collectable by ETON or its Affiliates (including bad debts), the entire set of aforementioned deductions (i through ix inclusive) as solely in connection with the sale of the Product and as determined in accordance with U.S. generally accepted accounting principles.

“Person” shall mean an individual, a corporation, a company, a firm, a joint venture, a partnership, an association, a trust or other business entity or organization, including a government or agency or political subdivision thereof.

“Product” means [* * *].

“Regulatory Fees” shall have the meaning ascribed to that term in Section 3.b. of this Agreement.

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“Territory” means collectively all the territories and possessions of the United States of America and Canada.

“US Regulatory Agent” means, the party responsible for all communications with the FDA for the NDA or ANDA, including but not limited to compiling and submission of Annual Reports, any necessary Pharmacovigilance, and AE reporting.

2.	License Grants and Financial Terms.

a.	License Grants. Subject to the terms of this Agreement, LMW and LM hereby grant to ETON an exclusive license, including the right to sublicense, to the Product and all current and future LMW/LM Background Intellectual Property related to the Product for the development, manufacture, importation, use, sale and offer for sale of the Product in and for the Territory.

b.	Milestone Payments. Within thirty (30) days following the first achievement of each of the following milestone events, ETON shall pay to LMW the corresponding non-reimbursable milestone payments, not to exceed two million five hundred thousand dollars ($2,500,000.00 US), as follows:

Milestone Event	Milestone Payment

Upon execution of this exclusive license and supply agreement (“Agreement”)	Three hundred fifty thousand dollars ($350,000.00 US)

[* * *]	[* * *]

[* * *]	[* * *]

[* * *]	[* * *]

[* * *]	[* * *]

[* * *]	[* * *]

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c.	Profit Sharing. Subject to the terms of this Agreement, ETON shall pay to LMW thirty-five (35%) of the Net Profit, payable on a quarterly calendar basis; provided however, that if during any Calendar Quarter the Net Profits are negative (less than zero) then a negative balance will accrue and will be offset by future milestone or profit share payments owed to LMW. Profit sharing payments, accompanied by a statement reasonably setting forth the basis for the calculation, shall be tendered by ETON to LMW within forty-five (45) days following the end of the Calendar Quarter. Deductions under Net Profits, if any, shall be summarized in reasonable detail with corresponding supporting documentation.

3.	Product NDA/ANDA.

a.	NDA/ANDA. Subject to the terms and conditions of this Agreement, LMW hereby grants to ETON the exclusive and sublicensable right to develop, obtain regulatory approval for, make, have made, use, sell, offer to sell, import and otherwise commercialize Product in the Territory. ETON will be the owner of the NDA/ANDA and shall take all reasonably necessary steps to obtain an NDA/ANDA for the Product in the Territory by performing such development and obtaining such data and information as reasonably necessary therefor.

b.	NDA/ ANDA Submission Fees. ETON shall be responsible for the filing and any ongoing fees in connection with the submission and maintenance of the NDA/ANDA for the Product (“Regulatory Fees”). ETON shall have the right to recoup thirty-five (35%) of any Regulatory Fees from initial profits prior to any profit sharing with LMW. Both Parties shall cooperate in the performance of the regulatory obligations and shall provide each other, in a timely manner (for the Annual Report this is defined as 40 days after the anniversary date for approval of the NDA or ANDA) with such information, assistance, documents and reports reasonably required to perform such obligations.

c.	Pre-IND Meeting. Within forty-five (45) days after the Effective Date, ETON will request a Pre-IND meeting with the FDA. LMW agrees to cooperate with ETON’s requests for information required in preparation for the meeting and preparation of the briefing package.

d.	Bioequivalence Study. LMW shall be solely responsible for the coordination and management of the bioequivalence study, subject to ETON’s written approval of the study design, protocols, clinical research organizations prior to initiation of the study. LMW shall be solely responsible for the cost of the bioequivalence study, except that ETON shall reimburse LMW for forty (40%) of the costs actually incurred by LMW in the performance of the study. [* * *].

e.	Quality Agreement. As soon as practicable following the Effective Date, but not later than ninety (90) days, the Parties shall enter into the Quality Agreement. The Quality Agreement shall be substantially similar to ETON’s standard quality agreement and shall contain provisions consistent with the provisions in this Agreement and such other provisions as otherwise required for compliance with cGMP and all other applicable FDA requirements.

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f.	IP for Further Development. ETON shall solely own any intellectual property obtained in connection with exercising its rights under Section 3.a. to develop, obtain regulatory approval for, make, have made, use, sell, offer to sell, import and otherwise commercialize Product in the Territory.

4.	Manufacturing and Supply.

a.	Manufacturer. The Product shall be manufactured by LM MANUFACTURING, LTD. (“LM”), exclusively for ETON in conformity with the applicable requirements and specifications (for both the API or the Product, as applicable) as set forth in this Agreement (including, but not limited to, the Specifications and Applicable Law). ETON shall be granted rights of inspection and audit over the manufacturing facility. LM shall be responsible for maintaining applicable governmental licenses and permits, including Finished Dosage Form facility fee, at its own expense. LM shall purchase raw materials and Components through vendors approved for the API and the Product by the FDA pursuant to the NDA or ANDA. LMW shall be responsible for ensuring that LM complies with the terms of this Agreement and delivers Product in conformance with the requirements of (i) all Applicable Law; (ii) cGMP; (iii) the Quality Agreement; and (iv) the Agreement. Any and all manufacturers manufacturing the Product or any component thereof must have received and continue to maintain satisfactory cGMP inspection status. Under no circumstances whatsoever, may the API or any Component of the Product manufactured under this Agreement be manufactured at a facility that fails to maintain the inspection status or requirements of this Agreement.

b.	Secondary Supply. If LM does not receive FDA approval by December 31, 2020 or if ETON believes LM will have issues meeting Product demand, ETON shall have the right to transfer manufacturing of the Product to an alternate manufacturer of its sole and exclusive choosing, however LMW will be informed about this within appropriate time. Any costs incurred by ETON for the qualification of a manufacturer pursuant to this section shall be deducted from any profit share or milestone payment owed to LMW pursuant to this Agreement. In such an event, LMW and LW shall provide the appropriate rights and licenses to the Product and any LMW Background Intellectual Property for the manufacture and supply of the Product by the alternate manufacturer to ETON for sale and marketing in the Territory.

c.	Purchase Orders. This Agreement applies to all Purchase Orders that ETON, and/or any of its current or future Affiliates, may place with LM for the purchase of Product. The terms and conditions of this Agreement including those presented in all exhibits attached hereto shall apply to any Purchase Order, regardless whether this Agreement or its terms and conditions are expressly referenced in such Purchase Order. Any term or condition set forth in (i) any Purchase Order; or (ii) any acknowledgment or sale document from LM that is inconsistent or not provided in this Agreement shall not be applicable to any orders for the Product placed by ETON during the Term, unless expressly agreed to by the Parties in writing. LM shall be deemed to have accepted a Purchase Order for which LM does not notify ETON in writing within seven (7) business days after its receipt, provided that LM may only reject such Purchase Order to the extent it is inconsistent with the terms of this Agreement. LM shall be deemed to have accepted all Purchase Orders that are consistent with this Agreement. Product will be delivered in the timeframe set forth in the applicable Purchase Order; provided, however, that: (a) if no timeframe is specified in the Purchase Order, Product will be delivered ninety (90) days after the Purchase Order date and (b) unless otherwise agreed by the Parties, any delivery date specified in a Purchase Order will not be earlier than ninety (90) days after the Purchase Order date.

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d.	No Minimum Orders or Forecasts. ETON shall not be subject to any minimum order requirements. Eton will be required to provide annual forecasts of upcoming Product purchases with six months’ firm forecast.

e.	Transfer Price. ETON shall pay to LM a transfer price equal to LM’s actual direct costs to manufacture the product, including API, material, and direct labor costs (the “Transfer Price”). LM shall provide ETON with an itemized calculation of the Transfer Price [* * *]. LM shall use commercially reasonable efforts in accordance with its standard manufacturing practices to reduce its direct costs to manufacture the Product. The Parties will meet on an annual basis to discuss plans to reduce the Transfer Price, if necessary.

f.	Invoices. Except as mutually agreed by the Parties, LM will invoice ETON for the Transfer Price of Product purchased under this Agreement and any applicable freight costs owed for such Product. Payments are due within thirty (30) days after invoice receipt for Product purchased by ETON.

g.	[* * *]

5.	Delivery and Acceptance.

a.	Deliveries. Failure to deliver the Product of the quality and quantity in accordance with this Agreement or by the scheduled shipment date stated in the applicable Purchase Order shall, at the option of ETON, relieve it of any obligation to accept and pay for any of the Product which is not of proper quality or quantity (product not delivered or shorted) under such Purchase Order, as well as any undelivered shipments, if any. Any failure by ETON to exercise its option with respect to any shipment of the Product as set forth in this section shall not be deemed to constitute a waiver with respect to subsequent shipments. Customer penalties incurred by ETON due to LM’s failure to deliver the Product timely, except in a Force Majeure event, shall be paid by LM; and such invoices to LM from ETON shall be due within thirty (30) days of the receipt of the invoices.

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b.	Batch Certifications. LM or a duly authorized representative (CMO) shall conduct quality control tests on the API and the Product prior to shipment in accordance with all applicable laws, regulations and requirements set forth in the NDA/ANDA specifications, and all applicable test methods; (ii) at ETON’s request, furnish samples of the API or Product to ETON; and (iii) deliver with each shipment of Product, a Certificate of Analysis for each Product lot included in a shipment in accordance with the Specifications.

c.	Acceptance of Product.

(i)	ETON may examine and test Product as it sees fit and may reject Product provided hereunder by LM if such Product is defective for any reason, adulterated or misbranded in any manner, or otherwise poses a threat of harm to the public (including, without limitation, by failing to meet the requirements of this Agreement, the Quality Agreement, any Applicable Law, the Specifications or the NDA/ANDA’s requirements) (collectively, a “Product Defect”); provided, however that ETON shall give written notice to LM of its rejection of any Product hereunder, together with appropriate documentation for its decision (a “Rejection Notice”), within fifteen (15) days after ETON’s receipt of shipment of such Product. The Rejection Notice shall specify the grounds for rejection. If such Rejection Notice is not received within fifteen (15) days after ETON’s receipt of any Product, such Product shall be deemed to be accepted by ETON. However, any Product Defect that would not be discoverable upon a reasonable inspection of a Product (a “Hidden Defect”) will not be deemed accepted by ETON at any time. As soon as possible but not exceeding the shelf life of any Product, if either Party becomes aware of a Hidden Defect in such Product, it will, within five (5) business days of becoming aware of such Hidden Defect, notify the other Party in writing about all Product involved (a “Hidden Defect Rejection Notice”). At ETON’s discretion, any Product subject to a Hidden Defect shall be deemed rejected as of the date of any such Hidden Defect Rejection Notice.

(ii)	LM may dispute a Rejection Notice or Hidden Defect Rejection Notice by providing written notice to ETON of the dispute within fifteen (15) days after receipt of such Rejection Notice or Hidden Defect Rejection Notice (as applicable), which notice from LM shall specify, in reasonable detail, the grounds for the dispute.

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(iii)	If a Rejection Notice or Hidden Defect Rejection Notice for any Product is not disputed by LM as set forth in this section or if, in the event of a rejection dispute between the Parties, the contract laboratory referred to below gives a decision in favor of ETON, then:

a.	ETON may withhold all payment for the rejected Product;
b.	Where payment for the rejected Product has been made, LM will promptly issue a full credit or pay a full refund (as selected by ETON) to ETON for the rejected Product;
c.	LM will promptly pay to ETON any and all reasonable out-of- pocket costs and expenses resulting from the Product Defect, Hidden Defect or Product rejection, including but not limited to customer failure- to-supply penalties and destruction costs; and
d.	LM will promptly supply ETON with conforming Product in replacement of the rejected Product.

(iv)	If there is a dispute between the Parties with respect to the rejection of Product, the Parties will first seek to amicably resolve the dispute among themselves. If, after thirty (30) days, the Parties believe that the dispute cannot be amicably resolved, then the Parties shall mutually agree on a contract laboratory to conduct further testing of rejected Product in or order for the laboratory to determine whether the rejected Product meets the requirements for rejection set forth in this section. The Party whose conclusions are not borne out by the laboratory shall bear the cost of such testing. If the contract laboratory gives a decision in favor of LM, ETON shall promptly pay for the Product subject to the dispute, if such payment had not earlier been made; if the contract laboratory gives a decision in favor of ETON, LM shall immediately perform its obligations pursuant to this section. The decision of the contract laboratory, to the extent dispositive of a Product rejection dispute between the Parties, shall be binding upon the Parties with respect to such rejection dispute.

6.	Commercialization, Marketing and Distribution.

a.	ETON, its affiliates, or designated third-party marketing partner shall use reasonable commercial efforts consistent with normal business practices to develop and commercialize the Product in the Territory. ETON shall be responsible, in its sole and absolute discretion to direct the sale, marketing and promotional activities of the Product. Pricing, methods of distribution, contracting and any other decisions related to the sales and marketing of the Product shall be solely decided by ETON.

7.	Other Intellectual Property.

a.	Branding of Product.

(i)	LMW shall label and package all Product in accordance with the respective labeling approved by ETON and in accordance with Applicable Laws. Once approved by ETON, LMW will not change in any manner any labeling of any Product manufactured by LM for ETON without the prior written consent of ETON.

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(ii)	ETON’s Insignia shall be affixed to the Product as directed by ETON. All related sales brochures, marketing materials, and packaging shall only bear ETON’s Insignia as directed by ETON.

(iii)	ETON shall be responsible for submission of all marketing and promotional materials utilized by either Party to FDA as required by Applicable Law.

(iv)	LMW grants to ETON during the Term a non-exclusive, indivisible, revocable and terminable license, without the right to sublicense, to use the LMW Insignia in the Territory as specifically directed by ETON in writing, and only to the extent necessary to label and brand the Product and related sales brochures, marketing materials, and packaging pursuant to ETON’s specifications, and for no other purposes.

(v)	Notwithstanding any of the provisions of this Agreement, LMW shall not at any time do anything or act in any way that would or might adversely affect the value or validity of any ETON Insignia or other Intellectual Property Rights belonging to ETON. LMW shall immediately notify ETON in writing upon becoming aware of any infringement, misappropriation or imitation of any Intellectual Property Rights of ETON or of any facts that LMW believes might constitute infringement, misappropriation or imitation thereof. All uses of ETON’s Insignia shall inure exclusively to ETON’s sole benefit.

(vi)	Intellectual Property Litigation. In the event a Party believes that a third party is infringing or otherwise violating a party’s intellectual property rights in the Territory or country of manufacture, which infringement involves the Product, the parties shall consult with each other and their respective counsel in order to develop a strategy for addressing the third-party infringement. Unless the parties agree differently, the owner of the infringed intellectual property (the owning Party) shall have the right at its sole discretion to bring action against the third party infringer, select counsel for, control, and bear the costs of such action, shall indemnify and hold the non-owning Party harmless, and shall be entitled to any award or settlement in respect thereof. In the event that the owning Party does not bring any action against the third-party infringer within the earlier of ninety (90) days from the infringement notification date or the relevant statute of limitations, the non-owning Party shall be free to bring the action in its own name, at its own expense, and retain any award or settlement in its entirety. If necessary, the non-participating Party shall join, or be joined as a Party to the suit, but shall be under no obligation to participate, except to the extent that such participation is required as the result of being a named Party to the suit. The non-participating Party shall offer reasonable assistance in connection therewith, at no charge to the participating Party, except for reimbursement of reasonable out-of-pocket expenses. In such an event, the expense and cost of such a litigation shall be deducted from any profit share.

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8.	Non-Compete.

a.	During the Term of this Agreement, and for a period of five (5) years thereafter, LMW will not research, develop, manufacture, file, sell, market, or distribute any competitive product, nor will LMW directly or indirectly assist any other person or entity in carrying out any such activities. “Competitive Product” means any product containing the same API as the Product(s) which is marketed and sold for the oral route of administration.

9.	Confidentiality.

a.	The Receiving Party shall keep the Disclosing Party’s Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of the Disclosing Party’s Confidential Information, except (i) with the Disclosing Party’s prior written consent, (ii) as permitted by this Agreement or (iii) to the Receiving Party’s Representatives (as defined below) who need to know such Confidential Information for the purposes of this Agreement, provided that prior to such disclosure to such a Representative, the Representative shall be bound by obligations of confidentiality to the Receiving Party at least as restrictive as those of this Agreement and shall be advised of the confidential nature of such information. The Receiving Party will be responsible for any breach of this section resulting from the conduct of its Representatives. “Representative” of a Party means such Party’s Affiliates and its and their officers, directors, employees, agents and advisors. Upon written request by the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, if elected by the Receiving Party, destroy, any Confidential Information of the Disclosing Party in the possession or control of the Receiving Party or its Representatives, provided that the Receiving Party may retain one (1) copy of such information to be used solely for determining the rights of the Parties hereunder or as required by Applicable Law and may retain copies thereof in its information technology systems (all of which retained Confidential Information will remain subject to the terms and conditions of this Agreement). Notwithstanding anything to contrary herein, Confidential Information of the Disclosing Party shall not include any information that falls within any of the following exceptions, provided the Receiving Party produces credible written evidence to establish or otherwise establishes that such information:

(i)	is or becomes part of the public domain without breach of this Agreement by the Receiving Party or any of its Representatives;
(ii)	is independently developed or discovered by or for the Receiving Party without use of or reference to Confidential Information of the Disclosing Party;

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(iii)	is received from a third party who lawfully acquires such information without an obligation of confidentiality, and without breach of this Agreement by the Receiving Party; or
(iv)	was in the Receiving Party’s possession without an obligation of confidentiality to the Disclosing Party prior to the disclosure by the Disclosing Party.

b.	If the Receiving Party or any of its Representatives becomes required pursuant to Applicable Law, any rule or regulation (including, without limitation, subpoena, civil investigative demand, compulsory process or other legal requirement) to disclose any Confidential Information of the Disclosing Party, then (i) the Receiving Party will promptly notify the Disclosing Party in writing thereof and will cooperate with the Disclosing Party, at the Disclosing Party’s expense, in seeking a protective order or confidential treatment and (ii) the Receiving Party and its Representatives may disclose such Confidential Information to the extent so required.

c.	The Disclosing Party would be irreparably injured by a breach of this section by the Receiving Party, and such a breach would not be compensable in money damages. Accordingly, in addition to any other rights and remedies of the Disclosing Party pursuant to this Agreement and Applicable Law, the Disclosing Party shall be entitled to seek injunctive and other equitable relief with respect to any breach or threatened breach of this section.

d.	The rights and obligations of the Parties pursuant to this section will terminate five (5) years after the termination or expiration of this Agreement.

10.	Insurance. Each Party shall obtain, at its expense, the following minimum insurance coverages during the term of this Agreement and for five (5) years thereafter:

a.	For ETON, the following insurance coverages:

(i)	Worker’s compensation insurance as required by applicable law;
(ii)	Product liability insurance with respect to the Product with a minimum of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate for bodily injury and property damage;
(iii)	Commercial general liability insurance with a minimum of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate; and
(iv)	Property insurance (sufficient to fully cover the cost of replacement), through the designated freight carrier or otherwise, on all of the Products at all times until receipt by ETON.

b.	LMW shall be liable for any Product defects, to the extent of the maximum value of the defective goods or the aggregate amount payable pursuant to this Agreement, whichever is greater.

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c.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT.

11.	Indemnification.

a.	LMW Indemnification Obligations. LMW shall indemnify, defend and hold harmless ETON, and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “ETON Indemnitees”) for, from and against all third-party claims, damages, liabilities, losses and other expenses, including but not limited to reasonable attorneys’ fees and costs (collectively, “Third Party Claims”), whether or not a lawsuit or other proceeding is filed, to the extent arising out of or caused by (i) any dispute or claim that the Product, its design or any of its elements, or any LM manufacturing processes or methods employed or to be employed by or on behalf of LM, infringe, misappropriate or violate any third party’s Intellectual Property Rights; (ii) product liability claims, injury to or death of persons or damage to property that may have been caused, or that may be alleged to have been caused, directly or indirectly, by LMW, LM or any the manufacturing, storage or transportation processes or methods employed or to be employed at a manufacturing facility used by or on behalf of, LMW, LM, or any Affiliate thereof, any subcontractor of LMW, LM or any of their Affiliates, or any of their respective employees or agents; (iii) any defect in the Product, its design, manufacture, or other failure of the Product to comply with its respective Specifications, Applicable Law (including, without limitation, cGMPs) or the other requirements of this Agreement, including but not limited to any costs associated with Product recalls; (iv) any negligent act or omission, recklessness, willful misconduct or fraud of LMW, LM, or any of their respective agents, or subcontractors; (v) any breach of any representation, warranty, or covenant of this Agreement by LMW, whether resulting from the conduct of LMW, LM or otherwise; (vi) LMW’s or LM’s failure to fully conform to all Applicable Laws, ordinances, rules and regulations which affect the Product, its use, or any part thereof or that are otherwise applicable to LMW or LM (including, without limitation, cGMPs), or (vii) any claim of a third party that any right granted to ETON under this Agreement is in conflict with any of the rights granted to such third party or otherwise infringes, conflicts with, breaches or results in a default under any agreement to which such third party is or claims to be entitled; provided, however, that LMW shall have no such obligation to indemnify, defend or hold harmless with respect to any Third Party Claim to the extent such Third Party Claim is caused by the recklessness, willful misconduct or fraud of any ETON Indemnitee, or ETON’s breach of this Agreement.

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b.	ETON Indemnification Obligations. ETON shall indemnify, defend and hold harmless LMW, and its affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “LMW Indemnitees”) for, from and against all Third Party Claims, whether or not a lawsuit or other proceeding is filed, to the extent arising out of or caused by (i) any dispute or claim that any of ETON Insignia or any of their elements infringe or violate any third party’s Intellectual Property Rights; (ii) any negligent act or omission, recklessness, willful misconduct or fraud of ETON, its agents, or Affiliates; (iii) any breach of any representation, warranty, or covenant of this Agreement by ETON; or (iv) ETON’s failure to fully conform to Applicable Laws which affect the Product, its use, or any part thereof or that are otherwise applicable to ETON; provided, however, that ETON shall have no such obligation to indemnify, defend or hold harmless with respect to any Third Party Claim to the extent such Third Party Claim is caused by the recklessness, willful misconduct or fraud of any LMW Indemnitee, or LMW’s breach of this Agreement.

12.	Representations and Warranties.

a.	ETON Representations and Warranties. ETON represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable best efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this Agreement; (iii) that none of the ETON personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by FDA; and (iv) ETON will comply (and will cause any agents, subcontractors or other third parties conducting business relating to the ANDA on ETON’s behalf to comply) with the requirements of GDUFA that are applicable to ETON.

b.	LMW Representations and Warranties. LMW represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable best efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this Agreement; (iii) that none of the LMW personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by FDA or under any U.S. Federal or State healthcare program; (iv) that it will manufacture and supply the Product in conformity with, and otherwise perform its obligations hereunder in accordance with, and it will cause the CMO to perform in accordance with, all Applicable Laws (including but not limited to cGMP and all applicable FDA regulatory requirements), the Quality Agreement, this Agreement and generally accepted professional standards; (v) that all rights granted to ETON under this Agreement will not conflict with those granted to any third-parties; (vi) that all data, information, results of experimentation and testing incorporated by LMW into an NDA or ANDA prepared in accordance with this Agreement are accurate and complete in all respects; and (vii) that LMW will comply (and will cause CMO, and any agents, subcontractors or other third parties conducting business relating to the ANDA on LMW’s behalf to comply) with the requirements of GDUFA that are applicable to LMW, including, without limitation, all provisions relating to self-identification. LMW will ensure the payment of all applicable GDUFA facility and DMF fees, whether payable by LMW or CMO, its agent(s) or suppliers.

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c.	Product Warranties. LMW represents, warrants and covenants: (i) that the Product shall be free from defect in workmanship and materials; (ii) that the Product shall meet its Specifications; (iii) that, upon delivery of a Product and during such time as such Product was under LMW’s control, the Product will be in conformity with Applicable Law and the Quality Agreement, and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence; and (iv) that title to all Products delivered hereunder shall pass to ETON concurrently with risk of loss, free and clear of all liens, encumbrances and other adverse claims. LMW additionally warrants that the Product supplied hereunder shall only be built using Components purchased from vendors approved by FDA pursuant to the ANDA.

13.	Further development of the product;

Both parties may agree to further develop the product for new indications/usage and in such case, both parties will agree on further licensing agreement.

14.	Term and Termination.

a.	Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years from the first commercial sale of the Product in the Territory. Agreement shall auto-renew for two years’ terms unless either party provides written notification of termination at least 12 months prior to expiration of the then current term.

b.	Termination.

Material Breach. In the event of a material breach of this Agreement by either Party, the non- breaching Party may provide written notice of such breach to the breaching Party, including a description of the breach, and indicating the non-breaching Party’s intent to terminate this Agreement. The breaching Party will have sixty (60) days from its receipt of such notice to cure the breach, provided the breach is capable of being cured within the sixty (60) day period. If the breaching Party fails to cure the breach within such period, then unless otherwise agreed by the non-breaching Party, this Agreement will terminate on the date that is sixty (60) days following the breaching Party’s receipt of the notice of breach from the non- breaching Party. If the breach is not capable of being remedied within sixty (60) days, the Agreement terminates upon the written notice.

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Bankruptcy or Insolvency. If either party shall (a) become bankrupt or insolvent, (b) file for a petition thereof, (c) make an assignment for the benefit of creditors, or (d) have a receiver appointed for its assets, which appointment shall not be vacated within sixty (60) days after the filing, then the other party shall be entitled to terminate this Agreement forthwith by written notice to such party.

Applicable Law. If the manufacture, distribution or sale of the Product in the Territory would materially contravene any existing or new applicable law which cannot be brought into compliance with such law within a reasonable period of time following a notice of non-compliance or violation. Or a violation by any party of a trade control law and/or anti-corruption law.

Product Deficiencies. If there is a negative outcome of a facilities cGMP audit where the Product is manufactured for which deficiencies are not cured within three (3) months.

Eton’s Option. ETON may, in its sole and absolute discretion, terminate this Agreement at any time for regulatory or commercial reasons.

c.	Effect of Termination. Termination of this Agreement shall not affect a Party’s entitlement to profit sharing or milestone payments that accrue prior to the date of termination or that accrue after termination with respect to Product supplied hereunder prior to the date of termination, provided that the uncured breach, status or actions of the Party causing such termination do not impair its entitlement to such profit sharing or milestone payments. Upon termination of this agreement for any reason, ETON shall retain sole and exclusive ownership of the NDA/ANDA filing and its license under Section 2.a.

15.	General Terms.

a.	Relationship of Parties. The relationship between LMW, LM and ETON, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither Party is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

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b.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without reference to its conflict of laws principles.

c.	Resolution of Disputes. Any and all disputes or claims arising or out of this Agreement shall be litigated exclusively before a court of the State of New York, U.S.A. or, if subject matter jurisdiction exists, the United States District Court for the District of New York. Each party hereto hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

d.	Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

e.	Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

f.	Waiver. The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other Party.

g.	Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

h.	Notices. All notices or communications given pursuant to this Agreement shall be in writing, if to ETON, addressed to the attention of CEO, Eton Pharmaceuticals, Inc., 21925 Field Parkway, Suite 235, Deer Park, IL 60010, and if to LMW to the attention of Mohammed Arsalaan Khan, Liqmeds Worldwide, Ltd., 65 Delamere Road, Hayes, Middlesex, United Kingdom, UB4 0NN, and shall be: (a) hand delivered, (b) sent by prepaid express courier service, or (c) sent by electronic mail (e-mail) or facsimile transmission. A Party may change its address for the receipt of notices and communications hereunder by providing the other Party with written notice thereof given in accordance with this section. All notices and other communications shall be deemed given when received.

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i.	Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

j.	Compliance With Laws. Each Party agrees to comply with all Applicable Laws, including, without limitation, GDUFA or PDUFA, cGMPs and state licensing laws, in its performance under this Agreement.

k.	Entire Agreement. This Agreement, including all exhibits and attachments, constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing signed by both ETON and LMW.

l.	Authority. The parties executing this Agreement on behalf of ETON and LMW represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

m.	Force Majeure. Neither Party shall be liable for delays in its performance caused by events beyond its control, such as fires, floods, labor shortages, strikes, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, acts of civil or military authority or similar occurrences, provided the affected Party gives the other Party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected Party shall use commercially reasonable efforts to work around such event beyond its control.

n.	Headings and Construction. No rule of construction will be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only, and will be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein’, ‘hereby’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (i) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

o.	Drug Supply Chain Security Act. The Parties agree to strictly comply with the Drug Supply Chain Security Act, and all other laws related to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the Parties have hereunto set forth their hands and seals as of the Effective Date above.

On behalf of: ETON PHARMACEUTICALS, INC.		On behalf of: LIQMEDS WORLDWIDE LTD.

By:	Sean Brynjelsen	By:	Mohammed Arsalaan Khan
Its:	President	Its:	Director

On behalf of: LM MANUFACTURING, LTD.

By:
Its:

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